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                                                                    EXHIBIT 99.3

                            STATEMENT OF DESIGNATION
                                       OF
              7.44% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES
                                       OF
                           WEINGARTEN REALTY INVESTORS

                                   ARTICLE ONE

         WEINGARTEN REALTY INVESTORS (the "Company"), pursuant to the provisions of Section 3.30 of the Texas Real Estate Investment Trust Act (the "TREITA"), hereby files this Statement of Designation of 7.44% Series A Cumulative Redeemable Preferred Shares of the Company (the "Statement") prior to the issuance of any shares of 7.44% Series A Cumulative Redeemable Preferred Shares, such series of unissued shares having been established by a resolution duly adopted by all necessary action on the part of the Company and the Board of Trust Managers, as provided for in the Restated Declaration of Trust, as amended ("Declaration of Trust").

                                   ARTICLE TWO

         The name of the Company is Weingarten Realty Investors.

                                  ARTICLE THREE

         Pursuant to the authority conferred upon the Board of Trust Managers by the Declaration of Trust and Section 3.30 of the TREITA, the Board of Trust Managers, pursuant to Section 10.20 of the TREITA, adopted a resolution establishing the 7.44% Series A Cumulative Redeemable Preferred Shares of the Company and designating the series and fixing and determining the preferences, limitations, and relative rights thereof, as set forth in the true and correct copy of the resolution attached hereto as Exhibit A (the "Designating Resolution").

                                  ARTICLE FOUR

         The Designating Resolution was adopted effective as of February 19, 1998.

                                  ARTICLE FIVE

         The Designating Resolution was duly adopted by all necessary action on the part of the Company.


         IN WITNESS WHEREOF, the undersigned officer has executed this Statement effective as of February 23, 1998. .

                                    By:   /s/Stephen C. Richter
                                       -----------------------------------------
                                    Name:  Stephen C. Richter
                                         ---------------------------------------
                                    Title:   Senior Vice President and Treasurer
                                          --------------------------------------

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                                    EXHIBIT A

                             DESIGNATING RESOLUTION
                             BOARD OF TRUST MANAGERS
                           WEINGARTEN REALTY INVESTORS
                                FEBRUARY 19, 1998


AUTHORIZATION OF 7.44% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

         WHEREAS, the Board of Trust Managers of the Company has deemed it to be in the best interest of the Company and its shareholders for the Company to establish a series of preferred shares pursuant to the authority granted to the Board of Trust Managers in the Restated Declaration of Trust, as amended (the "Declaration of Trust") of the Company:

         NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of Trust Managers by Article Seven of the Declaration of Trust of the Company, a series of preferred shares, par value $.03 per share, is hereby established, and the terms of the same shall be as follows:

         (i) TITLE. The series of preferred shares is hereby designated as the "7.44% Series A Cumulative Redeemable Preferred Shares" (the "Series A Preferred Shares").

         (ii) NUMBER. The maximum number of authorized shares of the Series A Preferred Shares shall be 3,450,000.

         (iii) RELATIVE SENIORITY. In respect of rights to receive dividends and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Company, the Series A Preferred Shares shall rank senior to the common shares and any other class or series of shares of the Company ranking, as to dividends and upon liquidation, junior to the Series A Preferred Shares (collectively, "Junior Shares").

         (iv) DIVIDENDS.

               (A)The holders of the then outstanding Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Trust Managers out of any funds legally available therefor, cumulative dividends at the rate of $1.86 per share per year, payable in equal amounts quarterly in cash on the last day of each March, June, September and December or, if not a Business Day (as hereinafter defined), the next succeeding Business Day (each such day being hereafter called a "Quarterly Dividend Date" and each period ending on a Quarterly Dividend Date being hereinafter called a "Dividend Period"). Dividends shall begin on March 31, 1998. Dividends shall be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date (the "Record Date"), which shall be the 15th day of the calendar month in which the applicable Quarterly Dividend Date falls on or such other date designated by the Board of Trust Managers of

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the Company for the payment of dividends that is not more than 30 nor less than
10 days prior to such Quarterly Dividend Date. The amount of any dividend payable for any Dividend Period shorter than a full Dividend Period shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding.

         "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

         (B) The amount of any dividends accrued on any Series A Preferred Shares at any Quarterly Dividend Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Quarterly Dividend Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series A Preferred Shares at any date other than a Quarterly Dividend Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Quarterly Dividend Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of $1.86 per share for the period after such last preceding Quarterly Dividend Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

         (C) Except as provided in this resolution, the Series A Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above and shall not be entitled to participate in the earnings or assets of the Company, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

         (D) Any dividend payment made on the Series A Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

         (E) If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")), any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series A Preferred Shares shall equal (i) the Capital Gains Amount multiplied by (ii) a fraction that is equal to (a) the total dividends paid or made available to the holders of the Series A Preferred Shares for the year over (b) the Total Dividends. Subject to the provisions of applicable law, the current and accumulated earnings and profits of the Company will be allocated first to distributions to the Series A Preferred Shares and then to distributions with respect to common shares of the Company.

          (F) No dividends on the Series A Preferred Shares shall be authorized by the Board of Trust Managers or be paid or set apart for payment by the


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for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized.

         (v)  LIQUIDATION RIGHTS.

         (A) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of the Series A Preferred Shares then outstanding shall be entitled to receive and to have paid out of the assets of the Company available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $25.00 per share, plus accrued and unpaid dividends thereon.

         (B) After the payment to the holders of the Series A Preferred Shares of the full preferential amounts provided for in this resolution, the holders of the Series A Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Company.

         (C) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the amounts payable with respect to the preference value of the Series A Preferred Shares and any other shares of the Company ranking as to any such distribution on a parity with the Series A Preferred Shares are not paid in full, the holders of the Series A Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preference amounts to which they are entitled.

         (D) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, nor the merger or consolidation of the Company into or with any other entity or the merger or consolidation of any other entity into or with the Company, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this resolution.

         (vi) REDEMPTION.

         (A) OPTIONAL REDEMPTION. On and after March 31, 2003, the Company may, at its option, redeem at any time all or, from time to time, part of the Series A Preferred Shares at a price per share (the "Redemption Price"), payable in cash, of $25.00, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Redemption Date"), without interest, to the full extent the Company has funds legally available therefor. The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided for in subparagraph
(ix) below.


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         (B)  PROCEDURES OF REDEMPTION.

                  (1) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. Notice of any redemption will also be mailed by the registrar, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Series A Preferred Shares to be redeemed at the address set forth in the share transfer records of the registrar. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (a) the Redemption Date; (b) the Redemption Price; (c) the number of Series A Preferred Shares to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date. If fewer than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares to be redeemed from such holder.

                  (2) If notice has been mailed in accordance with subparagraph
         (vi)(B)(1) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series A Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the Series A Preferred Shares so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series A Preferred Shares and all rights of the holders thereof as shareholder of the Company (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such Series A Preferred Shares shall be redeemed by the Company at the Redemption Price. In case fewer than all the Series A Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Shares without cost to the holder thereof.

                  (3) Any funds deposited with a bank or trust company for the purpose of redeeming Series A Preferred Shares shall be irrevocable except that:

                            (a) the Company shall be entitled to receive from
                  such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and


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                  the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                           (b) any balance of monies so deposited by the Company
                  and unclaimed by the holders of the Series A Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

                  (4) No Series A Preferred Shares may be redeemed except from proceeds from the sale of other capital stock of the Company, including but not limited to common shares, preferred shares, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                  (5) Unless full accumulated dividends on all Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series A Preferred Shares shall be redeemed or purchased or otherwise acquired directly or indirectly; provided, however, that the foregoing shall not prevent the redemption of Series A Preferred Shares in accordance with the applicable provisions of Article XVIII of the Declaration of Trust of the Company or as may otherwise be necessary to preserve the Company's REIT status or the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

                  (6) If the Redemption Date is after a Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the Series A Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the Company's default in the payment of the dividend due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares to be redeemed.

                  (7) In case of redemption of less than all Series A Preferred Shares at the time outstanding, the Series A Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of Series A Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Company.

         (vii) VOTING RIGHTS. Except as required by law, and as set forth below, the holders of the Series A Preferred Shares shall not be entitled to vote at


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any meeting of the shareholders for election of Trust Managers or for any other purpose or otherwise to participate in any action taken by the Company or the shareholders thereof, or to receive notice of any meeting of shareholders.

                  (A) Whenever dividends on any Series A Preferred Shares shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Series A Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trust Managers of the Company at a special meeting called by the holders of record of at least ten percent (10%) of the Series A Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series A Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trust Managers of the Company will be increased by two Trust Managers.

                  (B) So long as any Series A Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking prior to the Series A Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust or this resolution, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creating or issuance of any other series of preferred shares, or (y) any increase in the amount of authorized Series A Preferred Shares or any other series of preferred shares, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.


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                  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

                  (C) On each matter submitted to a vote of the holders of Series A Preferred Shares in accordance with this resolution, or as otherwise required by law, each Series A Preferred Share shall be entitled to one vote. With respect to each Series A Preferred Share, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

         (viii) CONVERSION. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

         (ix) RESTRICTIONS ON OWNERSHIP. The Series A Preferred Shares shall be subject in all respects to the provisions of Article XVIII of the Declaration of Trust of the Company.

Ratification and Authorization

         RESOLVED, that any and all acts and deeds of any officer or Trust Manager of the Company taken prior to the date hereof on behalf of the Company with regard to the foregoing resolutions are hereby approved, ratified and confirmed in all respects as and for the acts and deeds of the Company.

         FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, severally and without the necessity for joinder of any other person, authorized, empowered and directed to execute and deliver any and all such further documents and instruments and to do and perform any and all such further acts and deeds that may be necessary or advisable to effectuate and carry out the purposes and intents of the foregoing resolutions, including, but not limited to, the filing of a statement with the County Clerk of Harris County, Texas, setting forth the designations, preferences, limitations and rights of Series A Preferred Shares pursuant to Section 3.30 of TREITA, all such actions to be performed in such manner, and all such documents and instruments to be executed and delivered in such form, as the officer performing or executing the same shall approve, the performance or execution thereof by such officer to be conclusive evidence of the approval thereof by such officer and by the Board of Trust Managers.


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